[LOGO]
COMSTOCK MINING ANNOUNCES 2010 RESULTS

Virginia City, NV (March 31, 2011) -- Comstock Mining Inc. (the “Company”) (OTCBB: LODE) today announced selected unaudited financial results for the year ended December 31, 2010.

The Company will host a conference call today at 11:00 a.m. Pacific Time/2:00 p.m. Eastern Time.  The live call will include a moderated Q&A, after the CEO delivery.  The dial-in telephone numbers for the live audio are as follows:

North America:	(877) 640-5745 PIN 8375460

Others:	(416) 850-2060 PIN 8375460

The audio playback will be available one day following the call, and for 30 days thereafter, at http://www.comstockmining.com/investors/investor-relations

2010 Full Year Results

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On October 20, 2010, the Company completed its restructuring and recapitalization plan, including exchanging all of the Company’s $29.4 million of previously defaulted convertible debentures, promissory notes, and related obligations for permanent equity, raising approximately $35.75 million of new equity and securing integral mineral rights.

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On November 8, 2010, the Company announced its new drilling program.  Under the program, the Company now plans for total drilling of over 125,000 feet of reverse circulation drilling with a remaining duration of about five months.  It includes development drilling in the Lucerne and Dayton Resource Areas, exploration drilling on the Dayton, East-side and Spring Valley targets and condemnation drilling in the areas designated for heap leach pad expansion.

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Net loss for 2010 was $60.3 million, resulting primarily from a non-cash loss on extinguishment of debt of  $26.4 million and a non-cash charge for the change in the fair value of derivative liabilities of $23.5 million.  Net loss for 2009 was $6.1 million, including a non-cash gain for the change in the fair value of derivative liabilities of $2.8 million.  Excluding these non-cash items, the loss of $10.4 million compares to a 2009 loss of $8.9 million.

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Operating expenses for 2010 were $7.1 million, versus $4.6 million in 2009.  The increased loss resulted from an increase of  $1.6 million in general, administrative and consulting expenses, relating primarily to our restructuring activities in 2010 and an increase of $0.9 million related primarily to exploration drilling and related activities.

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Interest expense for 2010 was $3.3 million, versus $4.3 million in 2009.  The $1.0 million decrease resulted from the extinguishment of our senior secured convertible indentures, promissory notes and associated interest obligations in October 2010.

•	Net cash used by operating activities was $7.8 million, versus $3.6 million in 2009. The increase resulted from increased operating expenses and a higher use of working capital.

PO Box 1118 • 1200 American Flat Rd • Virginia City, NV 89440	Investors (775) 847-4755 • Facsimile (800) 750-5740

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Net cash provided by financing activities was $37.1 million, resulting primarily from raising $35.75 million in new, permanent equity in October 2010, versus $3.6 million, primarily from convertible debenture financing and, to a lesser degree, issuance of common stock in 2009.

•	Total debt at year-end 2010 was $1.5 million, all relating to mortgage obligations, as compared to $19.7 million in 2009, primarily related to the now extinguished debentures and notes.

•	Cash, cash equivalents and investments at year-end were $29.8 million.

Comstock’s Chief Executive Officer Mr. Corrado De Gasperis commented, “Last year proved historic for our Company. We successfully completed our balance sheet restructuring and recapitalization.  As importantly, we reorganized management and expanded our team, issued our first two NI 43-101 technical reports, validated and grew our gold and silver resources, and planned and funded our production and exploration projects designed to commence production in 2011 and validate qualified resources and reserves of at least 3.25 million gold equivalent ounces by 2013, respectively.”

Exploration and Development

On November 2010, the Company’s new drilling program included the first full exploration drilling objectives designed to expand our resources outside of the Lucerne Resource starter mine area.  The program’s exploration drilling objectives primarily target the Dayton and East-side areas.

On March 28, 2011, we announced the completion of the first phase of the Dayton Resource Area drilling with a total of 19,476 feet in forty-two RC holes. This first phase was designed as a series of three east-west "drill fences", or rows of drill holes.  These fences were designed to achieve two objectives: first, to test the continuity of mineralization to greater depths than the previous, generally shallow drilling; and second, to validate and calibrate the Company's exploration model in the Dayton.  Both objectives were met.  We identified significant mineralization in forty-one of forty-two holes throughout the Dayton drill fences, including high grades. Many of the holes also encountered the deeper, silver-only mineralization that was encountered in the very first Dayton drill hole.

Mr. De Gasperis stated, “We could not be more encouraged by the high rate of productivity from our Dayton drilling and the pervasive nature of the gold and silver resource we are validating throughout this resource area, including high grades most recently. We have completed the planning for the next phase of Dayton drilling, commencing in April 2011 and progressing toward a second mine on the Comstock.”

In February 2011, we commenced drilling on the promising East-side exploration target.

Mr. De Gasperis continued, “We anticipate initial positive results from the East-side target based on our knowledge of this part of the Comstock structure in our geological model. We will report these results during April 2011, once sufficient assays and interpretations are completed.”

The exploration components of our drilling program will conclude this summer in the Dayton Area.  This program, when completed, should result in a material update in our NI 43-101 technical reporting.

For the full map of Comstock Mining’s Project Resource Areas, please click on the attached link:

http://www.comstockmining.com/news/press-releases/132-thursday-mar-31-2011

Production

Our strategic plan called for additional infill drilling and metallurgical testing prior to the resumption of mining.  Three drilling programs were commenced, two began late in the first quarter 2010 and were completed in June, and the third began in November 2010, and is ongoing.

The first program was a reverse circulation (RC) drilling program designed to provide additional information for a detailed starter mine and also to explore extensions of the precious metals mineralization to the east and to the north of that mine. The program was completed in May, 2010, with 51 RC holes totaling 29,913 feet in the Lucerne area and the historic Hartford and Justice areas.  The drilling results identified significant mineralized intervals of 10 or more consecutive feet encountered in 49 of the 51 holes and contributed to our second technical report, published on August 31, 2010.

The second drilling program included drilling eight core holes, using a diamond-drilling rig.  The cores are being used for metallurgical testing required for final processing flow engineering and for geotechnical testing to determine final slope stability calculations for the open pit walls.

The third drilling and current program that commenced in November 2010, included the remaining prerequisite development drilling in the Lucerne Area, expanded drilling into the East-side and condemnation drilling in the areas designated for possible heap leach pad expansion.  The drilling results from these programs provided us, in late January, with substantially all of the necessary information for finalizing our starter mine plan and for expanding our existing heap leach pad.

In November 2010, we completed our metallurgical bottle roll tests and designed our full column metallurgical testing across all relevant rock types.  In December 2010, we loaded and agglomerated 20 full column tests charges that will continue into and conclude in early May 2011. The metallurgical testing is a prerequisite for designing our metallurgical processes, including the final design and procurement of our crushing facility. This will be completed in May 2011, and we will begin ordering this equipment and all other relevant equipment for production.

The information from these drill programs is being used in the development of a detailed mine plan design, design of our metallurgical process, expansion of our existing heap leach pad and the purchase of our new crushing facility, all towards reopening the mine for gold and silver production in 2011.

In December 2010, we also applied for an Air Quality Permit and for a newly required Mercury Emissions Permit. Both permits are associated with the modifications and improvements of our processing facilities. The permits are technical in nature, and we expect them to be issued by the Nevada Division of Environmental Protection (NDEP) during the late second or early third quarters. These permits are required before mining and processing can recommence.

Corporate

As a result of its restructuring activities, the Company is no longer in default under any of its debt instruments. The Company has filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission, providing the Company until April 15, 2011 to file its Annual Report on Form 10-K (the “10-K”).  Upon filing on or before April 15, 2011, the 10-K will be deemed to be timely filed.  The additional time required to file the 10-K is the result of the time required for the Company’s assessment of the accounting treatment of its exchange of its debt for permanent equity in October of 2010, the valuations required for both the old debt and new equity instruments and the valuations required for the now extinguished derivative liabilities associated with its convertible indebtedness and warrants. The Company plans to amend and restate its third quarter 2010 financials to reflect the same accounting treatment, correcting an error associated with the non-cash derivative liability, and will file an amended Quarterly Report on Form 10-Q shortly before filing the 10-K.

Although the Company is still an exploration stage we believe that our current positive working capital and cash and investment positions are sufficient to fund the operations, enabling production plans and continuing aggressive exploration.

Outlook

Our strategic plan clearly calls for a return to mine production in 2011. Some of the more critical intermediate objectives scheduled for production include: completing full heap leach, column simulation metallurgical testing (early May); finalizing metallurgical process and equipment design, primarily crushing plant and metallurgical process stages (June); finalizing our starter mine and production plans for the Lucerne Resource Area (June), purchasing and installing new equipment (ongoing), staffing (ongoing), amendments to permits (late second quarter, early third quarter) and commencing production (thereafter).  We also anticipate updating our technical report this summer.

All of the aforementioned activities are either in progress or scheduled for commencement for production in 2011. Again, we do not know exactly what month production will start because the results of certain tasks are unknown (for example, results of metallurgical tests or the final approval of the Mercury and Air Quality permits) and we must adapt our activities properly before we commit the next necessary capital expenditures for production. Ultimately, we believe this approach will save us time and money.

We are also directly engaged with the AMEX team for listing on the NYSE-Amex and we believe we meet all the listing requirements.  As of today, we have submitted all of the required information.  The remaining requirement is the year-end financial statements that will become available when we file our Annual Report on Form 10-K.  We believe we will obtain our listing in May 2011.

Mr. De Gasperis concluded, “We are pleased with the progress of our schedules, both in terms of drilling and all other activities progressing us toward production and we are confident in our production plans and excited about continued exploration and growth.  Our focus is entirely on commencing production this year and achieving validated resources and reserves of at least 3.25 million gold equivalent ounces by 2013.  We are off to an extremely productive start and look forward to expanding our production team and announcing results on the East-side target, both in April.”

About Comstock Mining Inc.

Comstock Mining Inc. is a Nevada-based gold and silver mining company with extensive, contiguous property in the Comstock District.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and brought the exploration project into test mining production.  The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for exploration and mining.  The goal of its strategic plan is to deliver stockholder value by validating qualified resources (at least measured and indicated) and reserves (probable and proven) of 3,250,000 gold equivalent ounces by 2013, and commencing commercial mining and processing operations in 2011, with annual production rates of 20,000 gold equivalent ounces.

Cautionary Note to U.S. Investors

This press release uses the terms “measured resources,” “indicated resources,” “inferred resources,” and “historical resources” which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification system.  The United States Securities and Exchange Commission (the “SEC”) does not recognize these terms and the SEC guidelines (Industry Guide 7) provide that such terms shall not be included in a registrant’s filings with the SEC (unless required to be disclosed by foreign or state law).  The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.

Forward-Looking Statements

This press release and any related calls or discussions may contain forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements.  Forward-looking statements include statements about matters such as: future prices and sales of and demand for our products; future industry market conditions; future changes in our exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature, timing and accounting for restructuring charges, gains or loses on debt extinguishment,  derivative liabilities and the impact thereof; productivity, business process, rationalization, restructuring, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales and other actions regarding debt or equity securities; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

 The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our SEC filings and the following: the current global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources and reserves; operational or technical difficulties in connection with exploration or mining activities; contests over our title to properties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; business opportunities that may be presented to or pursued by us; changes in the United States or other monetary or fiscal policies or regulations; interruptions in our production capabilities due to unexpected equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, copper, diesel fuel, and electricity); changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies and equipment raw materials due to credit or other limitations imposed by vendors; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities.  All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  We undertake no obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
P.O. Box 1118
Virginia City, NV 89440
Tel (775) 847-4755
Fax (800) 750-5740
info@comstockmining.com
www.comstockmining.com